LEPERCQ-ISTEL FUND

                                DISTRIBUTION PLAN
                                  (As amended)

         WHEREAS, Lepercq-Istel Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust desires to amend the Distribution Plan approved by shareholders of the Fund on April 8, 1986 (the "Plan") pursuant to Rule 12b-1 under the Act (the "Rule") with respect to the Lepercq-Istel Fund (the "Fund");

         WHEREAS, the Trust's Board has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders; and

         WHEREAS, the Trust employs Lepercq, de Neuflize Securities Inc., a wholly owned subsidiary of the Investment Adviser (the "Distributor"), as Distributor of the Fund's shares pursuant to a Distribution Agreement;

         NOW, THEREFORE, the Trust hereby adopts, and the Distributor hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. The Distributor will be entitled to reimbursement each month of up to an aggregate maximum of 0.75% per annum of the Fund's average daily net assets for actual expenses incurred in the distribution and promotion of the shares of the Fund, including, but not limited to, the printing of Prospectuses, Statements of Additional Information, reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature, and other distribution-related expenses. The expenses of distribution in excess of 0.75% per annum will be borne by the Distributor and will not be eligible for any reimbursement or payment by the Fund under the provisions of the Plan.

2. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in (i) the Act, (ii) the Rule and (iii) Section 2830 of the National Association of Securities Dealers, Inc. Business Conduct Rules or its successor.

3. This Plan has been approved by vote of a majority of both (a) the Trust's Board of Trustees and (b) those Trustees who are not "interested persons" of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast

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          in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4. This Plan shall continue from year to year so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5. The Distributor shall provide to the Trust's Board and the Board shall review, at least quarterly, a written report of amounts paid hereunder and the purposes for which they were made.

6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of its outstanding voting securities. Any agreement entered into under the Plan may be terminated at any time on 60 days written notice by a vote of a majority of the outstanding securities of the Fund.

7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8. While the Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10. Any agreement entered into under the Plan will terminate automatically in the event of its assignment.

11. The Plan will only make payments for expenses actually incurred on behalf of the Fund. The Plan will not carry over expenses from year to year and if the Plan is terminated in accordance with its terms, the obligations of the Fund to make reimbursement payments to the Distributor pursuant to the Plan will cease and the Fund will not be required to make any payments for expenses incurred after the date the Plan terminates.

12. All persons dealing with the Trust must look solely to the property of the Trust for enforcement of any claims against the Trust as neither the Trustees, officers, agents or

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          shareholders assume any personal liability for obligations entered into on behalf of the Trust.

          IN WITNESS WHEREOF, the Trust, on behalf of the Fund, and the Distributor have executed this Plan.

                                        LEPERCQ-ISTEL TRUST
                                        On Behalf of its LEPERCQ-ISTEL FUND



                                        By:      _____________________________



                                        LEPERCQ, DE NEUFLIZE SECURITIES INC.



                                        By:      _____________________________

930386.1
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